Exhibit 99.1

(Logo)
Allegheny Technologies
Specialty Materials That Make Our World
                                                                News Release....

1000 Six PPG Place, Pittsburgh PA 15222-5479

                                                      Contact: Dan L. Greenfield
                                                                    412-394-3004

Allegheny Technologies Comments on Second Quarter and on
Transformation of its Stainless Steel Business

    PITTSBURGH, PA--June 28, 2004--Allegheny Technologies
Incorporated (NYSE:ATI) said today that it expects second quarter 2004 results to be favorably impacted by improving market conditions and special items. In addition, ATI commented on the transformation of ATI Allegheny Ludlum as a result of its new labor agreement with the United Steelworkers of America (USWA) and the recent acquisition of assets in Midland, PA and Louisville, OH.

    Comments on Second Quarter 2004

    "We expect our Flat-Rolled Products segment to record positive operating profit in the second quarter 2004. This would be the first quarterly operating profit from Allegheny Ludlum since the 2002 third quarter," said Pat Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "Demand for our flat-rolled products is strong and we have taken several price restoration actions in 2004."
    Also in the second quarter 2004, special items are expected to result in a one-time gain of approximately $39 million, or $0.48 per share, due to the following:

    -- A $71 million curtailment and settlement gain as a result of actions taken to cap, beginning in 2005, and then eliminate, beginning in 2010, certain retiree medical benefits not related to the new labor agreement.

    -- A $25 million charge resulting from Transition Assistance Program (TAP) incentives as provided in Allegheny Ludlum's new labor agreement. The TAP incentive will be paid from ATI's pension fund over the next 2 1/2 years to 650 Allegheny Ludlum employees who decide to retire by 2006.

    -- A $7 million charge as a result of other costs associated with the new labor agreement and the acquisition of the Midland, PA and Louisville, OH assets.

    Including the $0.48 per share gain from special items, ATI expects that second quarter 2004 net income will result in earnings per share in the range of $0.22 to $0.32.
    As a result of actions taken during the second quarter 2004, ATI has reduced its liability for Other Postretirement Benefits (OPEB) by approximately $285 million, or 31%. This improvement is primarily the result of actions resulting in the curtailment and settlement gain discussed above and from the impact of the retiree medical benefit cost cap in the new labor agreement. These actions are expected to reduce ATI's annual retirement benefit expense (pension expense and OPEB expense) by approximately $21 million for 2004 and by approximately $40 million for 2005, based upon current actuarial assumptions. While on-going results for the second quarter 2004 will be slightly impacted by this change, retirement benefit expense for the third and fourth quarters 2004 is expected to be reduced by approximately $9.4 million in each quarter to $26.6 million from $36.0 million.

    Comments on Transformation of ATI's Stainless Steel Business

    "The transformation of our stainless steel business is well underway," said Pat Hassey. "When fully implemented, we project that Allegheny Ludlum will be capable of annual shipments in excess of 700,000 tons of flat-rolled specialty metals with approximately 2,650 production and maintenance employees. For comparison, Allegheny Ludlum shipped 478,000 tons of these metals in 2003 with over 3,000 production and maintenance employees. Annual cost structure improvements of approximately $200 million are expected when workforce restructuring and synergies from this transformation are fully implemented in the second half of 2006.
    "The new Allegheny Ludlum is transitioning to a modern work environment. With flexible work rules, employees are given broader responsibility and have the opportunity to become more involved in the business. Production and maintenance job classifications are being reduced to 5 from 34.
    "Because of this workforce restructuring, the number of production and maintenance employees at the pre-acquisition Allegheny Ludlum facilities is being reduced by 650 employees through retirement over the next 2 1/2 years. These employees are being offered Transition Assistance Program incentives. We expect over 40% of the retirements by the end of 2004 and over 70% of the program to be completed by the end of 2005.
    "The integration of our recently acquired Midland, PA and Louisville, OH assets is going well. We remain confident about the potential of these facilities as part of Allegheny Ludlum's manufacturing system. These assets had been operating with a high cost structure in an environment of weak demand and difficult pricing. Today, demand is improved, we have taken several price restoration actions, and we are significantly improving the cost structure. For example, the number of production and maintenance employees at these two facilities is being reduced, during a short transition period in 2004, to 310 from more than 500. In addition, by integrating these assets into Allegheny Ludlum, the number of corporate staff and other salaried employees is being reduced to 85 from about 300. Significant cost structure improvements are also expected from operating synergies, improved product mix and reduced fixed costs.
    "The actions reported today go a long way toward achieving our strategic intent to 'fix' our stainless steel business and deliver positive earnings per share."

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Actual results may differ materially from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Allegheny Technologies Incorporated (NYSE:ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $1.9 billion in 2003. The Company has approximately 8,800 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.

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